Exhibit 10.5

Amendment Agreement

This Amendment Agreement (the “Amendment”) is made as of December 3, 2010 and further amends the letter agreement dated November 1, 2004, as amended (the “Letter Agreement”), between you and IHS Inc. (the “Company”), containing the terms and conditions of your employment with the Company.
The parties agree to amend the provisions of the Letter Agreement as follows:

1.	Section 7(c) of the Letter Agreement (Death, Disability, or Retirement) is hereby amended to delete Section 7(c)(ii), which currently reads:

“(iii) your Target Bonus for the fiscal year of such termination, prorated for the number of days that have elapsed during such year.”
and to add a new Section 7(c)(ii) in its place which reads as follows:

“(ii) You will receive the portion of your Annual Bonus for the fiscal year of termination by reason of death, Disability or retirement that is tied to the achievement of the Company’s performance objectives for such fiscal year, based on the Company’s actual achievement of such performance objectives for the full fiscal year, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. You will receive any portion of your Annual Bonus for the fiscal year of termination that is tied to achievement of personal objectives for such fiscal year at “Target” level for the achievement of such personal objectives, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. The payment provided in this subparagraph (ii will be made following the close of the fiscal year of termination at such time as the Annual Bonus for such fiscal year is paid by the Company to its then current executives;”

2.	Section 8(b) of the Letter Agreement (Tax Indemnity) is hereby amended to add a new sentence at the end of Section 8(b) which reads as follows:

“Any Gross-Up Payment required to be made to you under this Section 8(b) will be made on or prior to the last day of the taxable year following the taxable year in which you remit the applicable excise tax under Section 4999 of the Code.

3.	Section 9 of the Letter Agreement (Release) is hereby amended to delete the first sentence thereof and to add a new first sentence which reads as follows:

“Other than if your employment terminates by reason of death or Disability, any payment or benefit that you are eligible to receive under Sections 7 or 8 will be contingent on your execution of a release substantially in the form attached hereto as Exhibit A within 60 days of the date of your separation from service. If you fail to execute such a release within such 60 day period, you will not be eligible to receive any payment or benefit under Sections 7 or 8. If you execute such a release within such 60 day period, the lump-sum payment under Section 7(a)(i) and (ii) or under Section 8(a)(i) or (ii), as applicable, will be made within the 60 day period from the date of your separation from service, following the execution of such release.”

4.	Except as expressly amended herein, the Letter Agreement remains in full force and effect in accordance with its terms.

IHS INC.

By: /s/ Jeff Sisson
Jeff Sisson
Senior Vice President
Chief Human Resources Officer

Accepted and Agreed:

/s/ Richard Walker _
Employee Name: Richard Walker